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Press Release
For immediate release
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Invesco Ltd. Announces November 30, 2011
Assets Under Management

Investor Relations Contact: Jordan Krugman        404-439-4605
Media Relations Contact: Doug Kidd                    404-479-2922

Atlanta, December 12, 2011 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management of $622.4 billion, a decrease of 2.1% month over month. The decrease was largely the result of negative market returns and unfavorable foreign exchange. FX decreased AUM by $2.9 billion in the month. Active long-term net flows were slightly negative for the month. Total average assets for the quarter through November 30 were $621.7 billion and average active assets for the quarter through November 30 were $528.9 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
November 30, 2011(a)	$622.4	$269.6	$147.6	$43.8	$74.8(b)	$86.6
October 31, 2011	$635.7	$279.5	$148.5	$44.3	$74.3	$89.1
September 30, 2011	$598.4	$253.2	$146.7	$41.5	$73.6	$83.4
August 31, 2011	$629.4	$276.4	$149.0	$43.4	$72.8	$87.8
Assets Under Management - Excluding ETF/UIT and Passive ("Active")
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
November 30, 2011(a)	$527.7	$225.3	$117.9	$43.8	$74.8(b)	$65.9
October 31, 2011(a)	$539.6	$233.8	$119.6	$44.3	$74.3	$67.6
September 30, 2011	$511.0	$213.5	$117.2	$41.5	$73.6	$65.2
August 31, 2011	$538.2	$233.6	$120.3	$43.4	$72.8	$68.1
Assets Under Management - ETF, UIT and Passive ("Passive")
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
November 30, 2011(a)	$94.7	$44.3	$29.7	$0.0	$0.0	$20.7
October 31, 2011	$96.1	$45.7	$28.9	$0.0	$0.0	$21.5
September 30, 2011	$87.4	$39.7	$29.5	$0.0	$0.0	$18.2
August 31, 2011	$91.2	$42.8	$28.7	$0.0	$0.0	$19.7

(a) Preliminary – subject to adjustment.
(b) Preliminary - ending money market AUM includes $70.3 billion in institutional money market AUM and $4.5 billion in retail money market AUM

Invesco is a leading independent global investment manager, dedicated to helping investors worldwide achieve their financial objectives. By delivering the combined power of our distinctive investment management capabilities, Invesco provides a wide range of investment strategies and vehicles to our retail, institutional and high net worth clients around the world. Operating in more than 20 countries, the company is listed on the New York Stock Exchange under the symbol IVZ.

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